Exhibit 99.1

Contact:

Kevin D. Green Vice President, Finance & CAO Cerus Corporation (925) 288-6138	Jason I. Spark Porter Novelli Life Sciences (619) 849-6005

CERUS AND OXFORD FINANCE CORPORATION ENTER INTO $10 MILLION

GROWTH CAPITAL CREDIT FACILITY

April 6, 2010 – Cerus Corporation (NASDAQ: CERS) announced today that it has secured a $10 million growth capital credit facility from Oxford Finance Corporation. The credit facility provided a $5 million loan to Cerus upon closing, which occurred on March 31, 2010, and allows Cerus to draw an additional $5 million between September 30, 2010 and December 31, 2010. The credit facility is secured by Cerus’ assets other than intellectual property.

“We are pleased to be working with Oxford Finance and to have put in place a non-dilutive growth capital facility,” said Kevin D. Green, vice president, finance and chief accounting officer of Cerus Corporation. “We believe this financing provides us with the capital necessary to continue growing our European platelet and plasma business and realize our plan of driving that business to profitability.”

“Oxford prides itself on providing capital to companies like Cerus with strong management teams and leading technologies,” said J. Alden Philbrick, president and chief executive officer of Oxford Finance Corporation. “We believe the capital we are providing to Cerus effectively leverages their assets and steadily growing INTERCEPT revenue base.”

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action allows INTERCEPT treatment to inactivate both established transfusion threats, such as hepatitis, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

About Oxford

Oxford Finance Corporation, a subsidiary of Sumitomo Corporation, is a specialty finance firm providing senior secured loans to public and private life science companies worldwide. For 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1 billion in loans, with lines of credit ranging from $500 thousand to $30 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California and Massachusetts. For more information, visit www.oxfordfinance.com.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to potential draws against the credit facility, expansion of Cerus’ commercial operations and plans to achieve profitability. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of the INTERCEPT Blood System, the sufficiency of Cerus’ cash resources as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.